Exhibit 99

FOR IMMEDIATE RELEASE	August 6, 2007
Media Contact: Art McDonald, (520) 884-3628	Page 1 of 6
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS SECOND QUARTER EARNINGS FOR 2007

Tucson, Ariz. – UniSource Energy Corp. (NYSE: UNS) today reported earnings for the second quarter of 2007 of $12 million, or $0.32 per diluted share of common stock. Last year, UniSource Energy reported second quarter earnings of $10 million, or $0.28 per diluted share.  UniSource Energy modified its 2007 full-year earnings guidance to be between $1.55 and $1.85 per diluted share from its previous range of between $1.55 and $1.95 per diluted share.

The customer base at Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary, continued to grow at an annual rate of 2 percent.  Customer growth was offset by a 14 percent decrease in the number of cooling degree days that led to reduced residential energy usage and only a modest increase in retail revenues compared with the same period last year.

Higher fuel and purchased power expenses were largely offset by increased wholesale revenues made possible by the improved availability of TEP’s generating fleet. Revenues from the operation of a new coal-fired unit at TEP’s Springerville Generating Station (SGS) and higher sales of sulfur dioxide (SO2) emissions credits mitigated increases in other expenses.

UniSource Energy’s second quarter results reflect TEP’s rising power production costs, including a $9 million year-over-year increase in coal-related fuel expense. A 9 percent increase in kilowatt-hours generated from TEP’s coal-fired plants and rising coal and rail costs led to the increase.  The cost per ton of coal delivered to TEP’s H. Wilson Sundt Generating Station in Tucson increased nearly 70 percent under a new agreement signed in December 2006. TEP also incurred higher mining costs associated with its interest in the San Juan Generating Station.

“Our reliable generation fleet and efficient operations have helped us manage the rising cost of serving our growing customer base on fixed rates,” said James S. Pignatelli, UniSource Energy’s Chairman, President and CEO.

TEP added 9,252 new customers during the past year, reaching 394,717 total customers by the end of the second quarter. Despite milder weather, the utility set a new retail peak on July 5 with a net hourly load of 2,370 megawatts (MW) compared with a peak retail load of 2,365 MW in 2006.

TEP filed a request last month for its first rate increase in more than a decade.  The company has asked the Arizona Corporation Commission (ACC) to use one of three proposed methods to set new rates that would take effect no later than January 1, 2009. The proposals would increase retail rates by an average of 15 to 23 percent, depending on the approach used.

Second quarter earnings were slightly higher than last year at UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Electric and UNS Gas. UNS Electric reported earnings of $2 million, a small improvement compared with last year, while UNS Gas matched its $1 million quarterly loss.

Tucson Electric Power Company

TEP reported earnings for the second quarter of 2007 of $12 million compared with $11 million in 2006.

Factors affecting TEP's second quarter 2007 results include:

•	A $13 million increase in retail and wholesale revenues, mostly offset by a $12 million increase in fuel and purchased power costs. Retail revenues increased only $1 million due to milder weather;

•
A $6 million increase in other revenues for fees and reimbursements received from Tri-State Generation and Transmission Association (Tri-State) for fuel and operations and maintenance (O&M) costs related to SGS Unit 3;

•
A $3 million increase in O&M expense due primarily to costs related to TEP’s operations of SGS Unit 3 that are reimbursed by Tri-State.  O&M expense also includes a pre-tax gain of $5 million related to sales of excess SO2 Emission Allowances, compared with a pre-tax gain of $2 million in the same period last year;

•	A $2 million increase in expenses related to the amortization of the transition recovery asset; and

•	A $2 million decrease in interest expense due to lower capital lease obligation balances.

UNS Gas

UNS Gas reported a net loss of $1 million in the second quarters of 2007 and 2006.

Retail therm sales were flat compared with the second quarter of 2006 as a 3-percent increase in customers was offset by mild weather. Despite similar sales, retail revenues dropped due to a lower commodity surcharge.

UNS Gas filed a general rate case in July 2006 requesting an increase of $9.6 million, or about 7 percent, to cover the growing cost of serving customers. The case is pending before the ACC, and new rates are expected to go into effect in late 2007.

UNS Electric

UNS Electric reported earnings of $2 million for the second quarter of 2007, slightly ahead of last year.  UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months.  UNS Electric’s customer base grew by approximately 3-percent from the same period last year.

In December 2006, UNS Electric filed a general rate case seeking an average rate increase of $8.5 million, or approximately 5.5 percent, to recover rising costs.  ACC hearings in the case are scheduled to begin in September 2007, and new rates are expected to go into effect in early 2008.

Year-to-Date

UniSource Energy’s consolidated year-to-date earnings through June 30, 2007, were $17 million, or $0.46 per diluted share of common stock.  During the same period last year, UniSource Energy reported earnings of $27 million, or $0.73 per diluted share.

Earnings Per Share Summary

	2nd Quarter		Year-to-Date June 30,
Net Income	2007	2006	2007	2006
	-Millions-		-Millions-
Tucson Electric Power	$12.3	$11.2	$13.1	$27.8
UNS Gas	(1.1)	(1.3)	3.4	3.4
UNS Electric	1.5	1.4	1.9	2.1
Other [1]	(0.9)	(1.3)	(1.7)	(3.8)
Income Before Discontinued Operations and
Cumulative Effect of Accounting Change	$11.8	$10.0	$16.7	$29.5
Discontinued Operations - Net of Tax [2]	-	-	-	(2.7)
Net Income	$11.8	$10.0	$16.7	$26.8

Avg. Basic Shares Outstanding (millions)	35.5	35.2	35.4	35.2

	2nd Quarter		Year-to-Date June 30,
Earnings Per UniSource Energy Share	2007	2006	2007	2006
Tucson Electric Power	$0.35	$0.32	$0.37	$0.79
UNS Gas	(0.03)	(0.04)	0.09	0.10
UNS Electric	0.04	0.04	0.06	0.06
Other [1]	(0.03)	(0.04)	(0.05)	(0.11)
Income Before Discontinued Operations and
Cumulative Effect of Accounting Change	$0.33	$0.28	$0.47	$0.84
Discontinued Operations - Net of Tax [2]	-	-	-	(0.08)
Net Income per Basic Share	$0.33	$0.28	$0.47	$0.76
Net Income per Diluted Share	$0.32	$0.28	$0.46	$0.73

(1)  Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

   (2)  Relates to the discontinued operations and sale of Global Solar Energy, Inc. by Millennium on March 31, 2006.

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Earnings Outlook

UniSource Energy modified its 2007 full-year earnings to be between $1.55 and $1.85 per diluted share.

Numerous factors can affect UniSource Energy's ability to reach the 2007 estimate, including but not limited to: rising fuel and transportation costs; market prices for power in the second half of 2007; unexpected increases in O&M; performance of TEP's generating plants; resolution of pending litigation matters; regulatory decisions; the weather; the pace and strength of the regional economy and changes in accounting standards.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Conference Call and Webcast

UniSource Energy officials will discuss second quarter 2007 earnings and outlook for 2007 on Tuesday, August 7, 2007 beginning at 12 p.m. EDT in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and CEO, will host the call.

Internet Access

A live audio-only webcast of the conference call is available through a link at uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the event to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 10745561. A telephone replay will be available for seven days starting August 7. To listen to the replay, dial 800-642-1687 and reference confirmation code 10745561.

UniSource Energy's primary subsidiaries include Tucson Electric Power, which serves more than 394,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for approximately 240,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$249,462	$247,387	$2,075	0.8
Electric Wholesale Sales	44,525	31,867	12,658	39.7
Gas Revenue	22,850	25,720	(2,870)	(11.2)
Other Revenues	12,935	10,417	2,518	24.2
Total Operating Revenues	329,772	315,391	14,381	4.6

Operating Expenses
Fuel	72,208	69,143	3,065	4.4
Purchased Energy	81,229	74,403	6,826	9.2
Other Operations and Maintenance	63,304	61,735	1,569	2.5
Depreciation and Amortization	34,515	32,680	1,835	5.6
Amortization of Transition Recovery Asset	19,219	17,279	1,940	11.2
Taxes Other Than Income Taxes	12,166	12,360	(194)	(1.6)
Total Operating Expenses	282,641	267,600	15,041	5.6
Operating Income	47,131	47,791	(660)	(1.4)

Other Income (Deductions)
Interest Income	4,456	5,142	(686)	(13.3)
Other Income	4,328	1,987	2,341	N/M
Other Expense	(1,614)	(246)	(1,368)	N/M
Total Other Income (Deductions)	7,170	6,883	287	4.2

Interest Expense
Long-Term Debt	18,276	19,208	(932)	(4.9)
Interest on Capital Leases	16,126	18,526	(2,400)	(13.0)
Other Interest Expense	1,651	1,267	384	30.3
Interest Capitalized	(1,634)	(1,436)	(198)	(13.8)
Total Interest Expense	34,419	37,565	(3,146)	(8.4)

Income Before Income Taxes	19,882	17,109	2,773	16.2
Income Tax Expense	8,076	7,111	965	13.6

Net Income	$11,806	$9,998	$1,808	18.1

Weighted-average Shares of Common Stock Outstanding (000)	35,472	35,245	227	0.6

Basic Earnings per Share	$0.33	$0.28	$0.05	17.9

Diluted Earnings per Share	$0.32	$0.28	$0.04	14.3

Dividends Declared per Share	$0.225	$0.21	$0.015	7.1

	Three Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	2,447,563	2,428,745	18,818	0.8
Wholesale Sales	825,324	647,589	177,735	27.4
Total	3,272,887	3,076,334	196,553	6.4

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Six Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$445,212	$430,056	$15,156	3.5
Electric Wholesale Sales	93,290	88,554	4,736	5.3
Gas Revenue	84,960	88,535	(3,575)	(4.0)
Other Revenues	24,151	13,672	10,479	76.6
Total Operating Revenues	647,613	620,817	26,796	4.3

Operating Expenses
Fuel	133,288	119,359	13,929	11.7
Purchased Energy	167,036	156,558	10,478	6.7
Other Operations and Maintenance	134,120	115,550	18,570	16.1
Depreciation and Amortization	68,981	63,437	5,544	8.7
Amortization of Transition Recovery Asset	34,205	29,121	5,084	17.5
Taxes Other Than Income Taxes	24,653	24,913	(260)	(1.0)
Total Operating Expenses	562,283	508,938	53,345	10.5
Operating Income	85,330	111,879	(26,549)	(23.7)

Other Income (Deductions)
Interest Income	8,900	10,069	(1,169)	(11.6)
Other Income	5,643	3,622	2,021	55.8
Other Expense	(2,251)	(974)	(1,277)	N/M
Total Other Income (Deductions)	12,292	12,717	(425)	(3.3)

Interest Expense
Long-Term Debt	36,265	37,892	(1,627)	(4.3)
Interest on Capital Leases	32,278	37,073	(4,795)	(12.9)
Other Interest Expense	3,412	2,573	839	32.6
Interest Capitalized	(3,029)	(3,348)	319	9.5
Total Interest Expense	68,926	74,190	(5,264)	(7.1)

Income From Continuing Operations Before Income Taxes	28,696	50,406	(21,710)	(43.1)
Income Tax Expense	11,947	20,917	(8,970)	(42.9)

Income From Continuing Operations	16,749	29,489	(12,740)	(43.2)
Discontinued Operations - Net of Tax	-	(2,669)	2,669	N/M

Net Income	$16,749	$26,820	$(10,071)	(37.6)

Weighted-average Shares of Common Stock Outstanding (000)	35,447	35,181	266	0.8

Basic Earnings (Loss) per Share
Income from Continuing Operations	$0.47	$0.84	$(0.37)	(44.0)
Discontinued Operations - Net of Tax	-	$(0.08)	$0.08	N/M
Net Income	$0.47	$0.76	$(0.29)	(38.2)

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$0.46	$0.80	$(0.34)	(42.5)
Discontinued Operations - Net of Tax	-	$(0.07)	$0.07	N/M
Net Income	$0.46	$0.73	$(0.27)	(37.0)

Dividends Declared per Share	$0.45	$0.42	$0.03	7.1

	Six Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	4,459,834	4,302,561	157,273	3.7
Wholesale Sales	1,659,962	1,659,579	383	0.0
Total	6,119,796	5,962,140	157,656	2.6

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.